UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2009

WALGREEN CO.

(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification Number)

	200 Wilmot Road	60015
	Deerfield, Illinois	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (847) 914-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on July 8, 2009, the Board of Directors of Walgreen Co. (the “Company”) promoted Wade D. Miquelon, 44, to the position of executive vice president and chief financial officer effective July 8, 2009.  Mr. Miquelon joined the Company as senior vice president and chief financial officer in June 2008.

From June 2006 and until he joined the Company, Mr. Miquelon served as an executive vice president and CFO of Tyson Foods, Inc., the world’s largest processor and marketer of chicken, beef and pork.  Prior to that, Mr. Miquelon spent 16 years with The Procter & Gamble Company, the world’s largest consumer goods product company, most recently as general manager and head of finance of Western Europe operations.

In connection with Mr. Miquelon’s promotion to executive vice president, he received an increase in base salary to an annual rate of $700,000, and his bonus target under the Walgreen Co. Management Incentive Plan for the remainder of fiscal year 2009 was increased to 75% of base salary.

Mr. Miquelon also received, effective July 8, 2009, grants of stock options and restricted stock units under the Company’s long-term incentive programs to reflect, for the portion of the current fiscal year remaining, the higher executive vice president grant levels approved for fiscal year 2009 by the Company’s Compensation Committee.  These grants consist of an award of options to acquire 1,124 shares of the Company’s common stock, and restricted stock units representing 271 shares of common stock.  The exercise price of the options is $29.76 per share.  The options and the restricted stock units will vest on July 8, 2012.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: July 14, 2009	By:	/s/ Dana I. Green
Name: Dana I. Green
Title: Senior Vice President, General Counsel and Secretary